UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 21, 2025

Tilray Brands, Inc.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38594	82-4310622
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

265 Talbot Street West,
Leamington, ON		N8H 5L4
(Address of Principal Executive Offices,		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (844) 845-7291

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading	Name of each exchange on which registered
Symbol(s)
Common Stock, $0.0001 par	TLRY
value per share		The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01             Entry into a Material Definitive Agreement.

Credit Agreement

On February 21, 2025, Aphria Diamond Inc. (the “Borrower”), a majority-owned subsidiary of Tilray Brands, Inc., a Delaware corporation (“Tilray”), refinanced its existing term loan by entering into a new Credit Agreement (the “Credit Agreement”), by and among Tilray and certain other affiliates of the Borrower and Canadian Imperial Bank of Commerce, as Lender and Administrative Agent (the “Lender”).

The Credit Agreement provides for term loans in an aggregate principal amount equal to CAD $53,000,000 (the “Term Loans”).  The Borrower used CAD $48,171,221 of the proceeds from the Credit Agreement to repay in full all outstanding obligations under that certain Amended and Restated Credit Agreement, dated as of November 28, 2022, by and among the Borrower, Bank of Montreal, as agent, and a syndicate of lenders (the “Prior Credit Agreement”). The Prior Credit Agreement was scheduled to mature on November 28, 2025.

The Term Loans mature on February 21, 2028 (the “Maturity Date”).  The Borrower must make quarterly repayments of the principal of outstanding Term Loans on the 15th day following each fiscal quarter, commencing with the fiscal quarter ended August 31, 2025, in an amount equal to CAD $2 million until the Maturity Date.  The Borrower has selected to pay interest on the Terms Loans equal to the one-month Term CORRA (as defined in the Credit Agreement) plus an applicable margin of 1.75%, which applicable margin is subject to adjustment on a quarterly basis in accordance with the terms of the Credit Agreement.

The Borrower may voluntarily prepay, subject to certain minimum amounts and conditions, the Term Loans at any time without premium or penalty. The Borrower must prepay a portion of the outstanding Term Loans in connection with certain sales of assets, incurrences of indebtedness or casualty events.

The Credit Agreement is secured by (i) a first lien on substantially all of the assets of the Borrower,  (ii) a guarantee by the shareholders of the Borrower with recourse limited to its respective equity interest in the Borrower and (iii) a guarantee by Tilray limited to a maximum amount of CAD $60,000,000.  Under the Credit Agreement, the Borrower is required to maintain a quarter-end fixed charge coverage ratio (as defined in the Credit Agreement) of not less than 1.25:1 and a total funded debt ratio of not more than 2.75:1. Additionally, the Credit Agreement contains other customary terms, including (a) representations, warranties and affirmative covenants, (b) negative covenants, including limitations on indebtedness, liens, mergers, acquisitions, asset sales, distributions and investments, in each case subject to certain baskets, thresholds and other exceptions, and (c) customary events of default and creditors’ remedies.

The Borrower did not incur any early termination penalties in connection with the repayment of its obligations under, or the termination of, the Prior Credit Agreement.  The Prior Credit Agreement was secured by a first lien on substantially all of the assets of the Borrower and the guarantors thereunder, and, upon the termination of the Prior Credit Agreement, all security interests granted to the secured parties thereunder were terminated and released.

The foregoing description of the Credit Agreement is only a summary and is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 1.02             Termination of a Material Definitive Agreement.

The information included in Item 1.01 with respect to the repayment in full of all of the outstanding obligations under, and the termination of, the Prior Credit Agreement is incorporated by reference in this Item 1.02.

Item 2.03             Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 with respect to the Credit Agreement is incorporated by reference in this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit Number	Description
10.1*+	Credit Agreement, dated February 21, 2025, by and among Aphria Diamond Inc., Canadian Imperial Bank of Commerce and the other parties thereto
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Pursuant to Item 601(b)(10)(iv) of Regulation S-K, portions of this exhibit have been omitted because the Company customarily and actually treats the omitted portions as private or confidential, and such portions are not material and would likely cause competitive harm to the Company if publicly disclosed. The Company will supplementally provide a copy of an unredacted copy of this exhibit to the U.S. Securities and Exchange Commission or its staff upon request.

+ Pursuant to Item 601(a)(5) of Regulation S-K, schedules and similar attachments to this exhibit have been omitted because they do not contain information material to an investment or voting decision and such information is not otherwise disclosed in such exhibit. The Company will supplementally provide a copy of any omitted schedule or similar attachment to the U.S. Securities and Exchange Commission or its staff upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Tilray Brands, Inc.
Date: February 26, 2025
By: /s/ Mitchell Gendel
Name: Mitchell Gendel
Title: Global General Counsel